Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Reports Record Third Quarter Performance

Focus on Cash, Growth Produces Strong Results

Duluth, Georgia, October 27, 2005 .... Roper Industries, Inc. (NYSE: ROP) reported record results for the third quarter ended September 30, 2005.

The Company reported EBITDA of $89 million in its third quarter, 60% higher than the prior year comparable period, and EBITDA margins improved 110 basis points to 24.3%. Roper generated $75 million of cash flow from operating activities in the quarter, 109% greater than in the prior year. Diluted earnings per share (DEPS) were $0.45 in the quarter. DEPS performance and forecasts include the effect of a two-for-one split of the Company’s common stock in the form of a 100% stock dividend that was distributed on August 26.

“During the quarter, we achieved record orders, sales, cash flow and profits,” said Brian Jellison, Roper’s Chairman, President and CEO. “Our recent acquisitions – TransCore, Inovonics and CIVCO – are performing well and meeting our expectations. Our businesses created 7% internal growth in sales and orders in the quarter. We converted over 40% of our third quarter internal sales growth into income from operations, demonstrating our commitment to profitable growth and continuous improvement.”

Roper reported net sales of $365 million in the third quarter, 52% higher than the prior year period. These results reflect internal growth in most of the Company’s businesses as well as significant contributions from acquired businesses, including the first full quarter of performance from CIVCO, a supplier of diagnostic and therapeutic disposable medical products. The Company booked orders of $408 million in the third quarter, an increase of 64%, with strong performance reported in the Company’s newest segment, RF (radio frequency) Technology.

“In addition to another outstanding quarter with record results, year-to-date sales exceeded $1 billion for the first time in the Company’s history with the fourth quarter yet to come,” said Mr. Jellison. “Through the disciplined execution of our strategic growth program, we have positioned the enterprise in attractive markets with less cyclical risk, including RF, water, research/medical and after-market energy applications. With the excellent performance of our newest acquisitions, continued growth in our base businesses and operating margin improvement in all the businesses, we have raised our guidance for full year cash flow from operating activities by $15 million.”

The Company raised its full year minimum guidance for cash flow from operating activities from $225 million to $240 million, and also raised its full year DEPS guidance from $1.60-$1.675 to $1.64-$1.70.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, October 28, 2005. The call can be accessed via webcast or by dialing +1 (800) 289-0494 (US/Canada) or +1 (913) 981-5510, using access code 2384353. Webcast information and conference call materials will be made available in the “Investor Information” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 2384353.

Table 1: Net Sales (Millions)

	Q3 2004	Q3 2005
Net Sales as Reported	$240	$365
Less: Net Sales from Acquisitions	--	(109)

Internal Net Sales	$240	$256

Table 2: Orders (Millions)

	Q3 2004	Q3 2005
Orders as Reported	$248	$408
Less: Orders from Acquisitions	--	(141)

Internal Orders	$248	$267

Note to Tables 1&2: To compute internal sales and orders, the Company excludes results from business units not owned for the entire length of the comparative periods being presented.

Table 3: EBITDA (Millions)

	Q3 2004	Q3 2005
Net Earnings	$27	$39
Add: Interest Expense	7	11
Add: Income Taxes	11	20
Add: Depreciation and Amortization	10	18
Rounding	1	1

EBITDA	$56	$89

About Roper Industries

Roper Industries is a diversified industrial growth company with more than $1.4 billion of annualized revenues. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding year-end operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to compete in their markets and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

_________________

Roper Industries, Inc.and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	September 30, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$79,096	$129,419
Accounts receivable	254,973	242,014
Inventories	134,350	132,282
Deferred taxes	22,402	20,485
Other current assets	45,267	31,960

Total current assets	536,088	556,160

PROPERTY, PLANT AND EQUIPMENT, NET	94,479	97,949

OTHER ASSETS:
Goodwill	1,286,151	1,144,035
Other intangible assets, net	456,046	487,173
Deferred taxes	7,917	34,205
Other assets	43,433	46,882

Total other assets	1,793,547	1,712,295

TOTAL ASSETS	$2,424,114	$2,366,404

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$60,085	$65,801
Accrued liabilities	138,183	145,880
Deferred taxes	4,112	5,342
Current portion of long-term debt(1)	266,006	36,527

Total current liabilities	468,386	253,550

NONCURRENT LIABILITIES:
Long-term debt	597,724	855,364
Deferred taxes	137,017	125,984
Other liabilities	19,400	17,420

Total liabilities	1,222,527	1,252,318

STOCKHOLDERS' EQUITY:
Common stock	881	436
Additional paid-in capital	666,160	645,373
Retained earnings	504,311	415,188
Accumulated other comprehensive earnings	53,085	76,249
Treasury stock	(22,850)	(23,160)

Total stockholders' equity	1,201,587	1,114,086

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,424,114	$2,366,404

(1)    At the end of the Company’s third quarter ended September 30, 2005, the Company’s $230 million of senior subordinated convertible notes due in 2034 was required to be classified as current debt. This resulted from the triggering of the conversion feature of the notes due to increases in the trading price of the Company’s stock since the issuance of the notes in December 2003. As previously reported, upon conversion of the notes, if any, the Company would be required to pay cash for the accreted principal value of the notes. The Company does not expect noteholders to exercise their conversion rights within the next 12 months.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net sales	$365,164	$240,141	$1,060,565	$693,215
Cost of sales	180,407	120,570	533,242	348,191

Gross profit	184,757	119,571	527,323	345,024
Selling, general and administrative expenses	114,981	74,151	343,291	225,924

Income from operations	69,776	45,420	184,032	119,100
Interest expense	11,437	7,327	32,771	21,066
Other income/(expense)	867	(17)	1,110	18

Earnings before income taxes	59,206	38,076	152,371	98,052
Income taxes	20,012	10,694	49,604	28,986

Net Earnings	$39,194	$27,382	$102,767	$69,066

Earnings per share:
Basic:	$0.46	$0.37	$1.20	$0.94
Diluted	$0.45	$0.36	$1.18	$0.92

Weighted average common and common
equivalent shares outstanding:
Basic	85,431	74,078	85,380	73,740
Diluted	87,096	75,346	86,896	74,948

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended September 30,				Nine months ended September 30,
	2005		2004		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$53,395		$50,751		$164,015		$149,578
Industrial Technology	110,161		100,735		323,435		294,814
Energy Systems & Controls	42,573		42,807		128,306		111,145
Scientific & Industrial Imaging	58,199		45,848		153,179		137,678
RF Technology	100,836		--		291,630		--

Total	$365,164		$240,141		$1,060,565		$693,215

Gross profit:
Instrumentation	$31,428	58.9%	$28,049	55.3%	$95,579	58.3%	$85,809	57.4%
Industrial Technology	48,430	44.0%	43,859	43.5%	142,385	44.0%	124,371	42.2%
Energy Systems & Controls	23,550	55.3%	21,468	50.2%	68,608	53.5%	58,059	52.2%
Scientific & Industrial Imaging	32,427	55.7%	26,195	57.1%	85,444	55.8%	76,785	55.8%
RF Technology	48,922	48.5%	--	--	135,307	46.4%	--

Total	$184,757	50.6%	$119,571	49.8%	$527,323	49.7%	$345,024	49.8%

Operating profit*:
Instrumentation	$11,956	22.4%	$9,233	18.2%	$34,100	20.8%	$27,063	18.1%
Industrial Technology	25,380	23.0%	22,451	22.3%	72,346	22.4%	59,862	20.3%
Energy Systems & Controls	11,647	27.4%	9,818	22.9%	30,441	23.7%	21,467	19.3%
Scientific & Industrial Imaging	10,970	18.8%	8,268	18.0%	26,144	17.1%	22,648	16.4%
RF Technology	16,295	16.2%	--		40,041	13.7%	--

Total	$76,248	20.9%	$49,770	20.7%	$203,072	19.1%	$131,040	18.9%

Net Orders:
Instrumentation	$58,485		$55,282		$167,680		$152,842
Industrial Technology	111,065		101,875		333,256		291,185
Energy Systems & Controls	44,602		47,826		121,619		113,571
Scientific & Industrial Imaging	60,622		43,397		161,951		133,896
RF Technology	133,221		--		318,305		--

Total	$407,995		$248,380		$1,102,811		$691,494

        * Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $6,472 and $4,350 for the three months ended September 30, 2005 and 2004, respectively, and $19,040 and $11,940 for the nine months ended September 30, 2005 and 2004, respectively.

Roper Industries, Inc.and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Nine months ended September 30,
	2005	2004
Net earnings	$102,767	$69,066
Depreciation	20,791	13,437
Amortization	32,036	16,390
Other, net	20,331	2,666

Cash provided by operating activities	175,925	101,559

Business acquisitions, net of cash acquired	(181,086)	(51,861)
Capital expenditures	(16,059)	(8,108)
Other, net	(1,014)	(3,521)

Cash used by investing activities	(198,159)	(63,490)

Debt borrowings/(payments), net	(22,016)	(34,954)
Issuance of common stock	--	28,873
Dividends	(13,593)	(10,678)
Other, net	13,124	10,876

Cash used by financing activities	(22,485)	(5,883)

Effect of exchange rate changes on cash	(5,604)	(4)

Net increase in cash and equivalents	(50,323)	32,182
Cash and equivalents, beginning of period	129,419	70,234

Cash and equivalents, end of period	$79,096	$102,416